Exhibit 99.1

Core-Mark Announces a New $40 Million Share Repurchase Program

South San Francisco, California - August 28, 2017 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced today that its Board of Directors has authorized the Company to repurchase up to $40 million of the Company’s common stock.

“The Board’s action, combined with our ongoing dividend program, is a clear sign of its continued confidence in Core-Mark’s strategy to create shareholder value,” said Thomas Perkins, President and Chief Executive Officer of Core-Mark.

Under the new program, the Company is authorized to repurchase its shares, from time to time, through solicited or unsolicited transactions in the open market, in privately negotiated transactions or pursuant to a Rule 10b5-1 plan. The timing, price and volume of repurchases will be based on market conditions, relevant securities laws and other factors.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 46,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations, 650-589-9445 x 3027 or at mdraper@core-mark.com